Exhibit 99.1

Media Contact:

Valerie Collado

Director, Corporate Communications

VWR

484.885.9338

Valerie_collado@vwr.com

VWR INTERNATIONAL, LLC APPOINTS NEW PRESIDENT & CEO

RADNOR, PA, January 3, 2013 – VWR International, LLC, a global leader in distributing laboratory supplies and services, announced today the appointment of Manuel Brocke-Benz as President and Chief Executive Officer, effective immediately.

“As a Board it is our duty to identify the best possible candidate for the role and we were fortunate enough to find that individual within our own Company,” stated Harry Kraemer, VWR’s Chairman of the Board. “We are extremely confident that Manuel’s knowledge, experience and leadership will further guide VWR’s success and growth.”

“I am delighted to take this next step with the organization that I believe in,” shared Brocke-Benz. “For over 150 years VWR has been enabling science by providing the supplies and services needed by our customers. I look forward to continuing and building upon VWR’s rich history.”

Brocke-Benz had been serving as Interim CEO while the Board of Directors conducted an extensive search to replace former President and CEO John Ballbach. With over 25 years of VWR experience, Brocke-Benz has held various leadership positions in both Europe and North America. For the past nine years he served as Senior Vice President and Managing Director of VWR’s European Lab Distribution and Services business. Most recently, Brocke-Benz was appointed to the Board of Directors in September 2012.

VWR has initiated a search for a new Senior Vice President and Managing Director of Europe, considering both internal and external candidates.

About VWR International, LLC

VWR International, LLC, headquartered in Radnor, Pennsylvania, is a global laboratory supply and distribution company with worldwide sales in excess of $4.1 billion in 2011. VWR enables the advancement of the world’s most critical research through the distribution of a highly diversified product line to most of the world’s top pharmaceutical and biotech companies, as well as industrial, educational and governmental organizations. With over 150 years of industry experience, VWR offers a well-established distribution network that reaches thousands of specialized labs and facilities spanning the globe. VWR has over 8,000 associates around the world working to streamline the way researchers across North America, Europe, and Asia stock and maintain their labs. In addition, VWR further supports its customers by providing onsite services, storeroom management, product procurement, supply chain systems integration and technical services.

For more information on VWR, phone 1-800-932-5000, visit www.vwr.com, or write, VWR, Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, PA 19087.

VWR and design are registered trademarks of VWR International, LLC.

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